Exhibit 2.1

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

ARTICLE 1:  PROPERTY/PURCHASE PRICE

1.1         Certain Basic Terms.

(a)	Buyer and Notice Address.

c/o Peakstone Realty Trust
150 N. Riverside Plaza, Suite 1950
Chicago, Illinois 60606
Attn: Max Kaminsky; Rich Hoopis
Email: mkaminsky@pkst.com; rhoopis@pkst.com

With copies to:

c/o Peakstone Realty Trust
1520 E. Grand Ave.
El Segundo, CA 90245
Attn: Michael Patterson; Nina Momtazee Sitzer
Email:  mpatterson@pkst.com; nsitzer@pkst.com

O’Melveny & Myers LLP
400 S. Hope Street, Suite 1800
Los Angeles, California 90017
Attn: Michael Hamilton, Esq.; Peter Breckheimer, Esq.; Aaron Amankwa, Esq.
Email: mhamilton@omm.com; pbreckheimer@omm.com; aamankwa@omm.com

(b)	Seller and Notice Address.

c/o Alterra Property Group, LLC
414 S. 16th Street, Suite 100
Philadelphia, Pennsylvania 19146
Attn: Leo Addimando; Jeffrey Pustizzi, Esq.
Email: leo@alterraproperty.com; jeff@alterraproperty.com

With copies to:

Rittenhouse Law, LLC
414 S. 16th Street, Suite 101
Philadelphia, Pennsylvania 19146
Attn: Catharine E. Sibel, Esq.
Email: csibel@rittenhouselaw.com

c/o J.P. Morgan Asset Management
277 Park Avenue, Floor 9
New York, New York 10172
Attn: Eric Hoffman
Email: eric.hoffman@jpmorgan.com

c/o J.P. Morgan Investment Management Inc.
P.O. Box 5005
New York, New York 10163-5005

Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017
Attn: Elsa Ben Shimon, Esq.
Email: elsa.benshimon@hoganlovells.com

(c)	Purchase Price.	$490,000,000.00, which sum is allocated to each real property comprising the Real Properties (as defined below) in accordance with Schedule 1.1(c) attached hereto.

(d)	Earnest Money.	$5,000,000.00 (the “Deposit”), in immediately available federal funds, evidencing Buyer’s good faith to perform Buyer’s obligations under this Agreement, to be deposited with Escrow Agent on the Effective Date.

References to Earnest Money shall include the Deposit and interest thereon and exclude $100.00 (the “Independent Contract Consideration”) therefrom. The Independent Contract Consideration, a non-refundable portion of the Earnest Money, is consideration for Buyer’s right to inspect and purchase the Property pursuant to this Agreement and shall be delivered to Seller under all circumstances.

(e)	Effective Date.	November 4, 2024

(f)	Due Diligence Period.	Intentionally Omitted

(g)	Closing Date.	November 4, 2024

(h)	Title Company.	Land Services USA, LLC 1835 Market Street, Suite 420 Philadelphia, Pennsylvania 19103 Attn: Jennifer Shectman Telephone/Email:215-255-8967; jshectman@lsutitle.com

(i)	Escrow Agent.	Land Services USA, LLC

(j)	Broker.	None.

(k)	Seller
Each of the entities listed on Exhibit A-1 attached hereto, severally. Furthermore, in each instance, all covenants, obligations, representations and warranties of “Seller” under this Agreement shall be severally made by each Seller listed on Exhibit A-1 on an individual basis as to itself and/or the portion of the Property that it owns, as applicable.

(l)	Buyer
Each of the entities listed on Exhibit A-2 attached hereto, severally. Furthermore, in each instance, all covenants, obligations, representations and warranties of “Buyer” under this Agreement shall be severally made by each Buyer listed on Exhibit A-2 on an individual basis as to itself. (Together with Seller, each a “Party and collectively, the “Parties”).

1.2        Property. Subject to the terms of this Purchase and Sale Agreement (the “Agreement”), Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the following property (each individually and collectively, the “Property”):

(a)          Each of the real properties described in Exhibit 1.2(a) (each a “Real Property” and, collectively, the “Real Properties”), together with any and all buildings and improvements thereon (the “Improvements”), and all appurtenances of each of the above-described Real Properties, including without limitation, all easements, water and riparian rights, air and solar rights, mineral rights, development rights, rights-of-way relating thereto, and, without warranty, all right, title, and interest, if any, of Seller in and to the land lying within any street or roadway adjoining each of the Real Properties or any vacated or hereafter vacated street or alley adjoining said Real Property.

(b)           All of Seller’s right, title and interest, in and to all fixtures, furniture, equipment, and other tangible personal property, if any, owned by Seller (the “Personal Property”) presently located on each of the Real Properties and used exclusively in the operation or maintenance of said Real Property, but specifically excluding any items of personal property owned by tenants and any signage with the name “Alterra”, “Alterra Property Group”, “APG”, “Alterra Industrial Outdoor Storage”, “Alterra IOS” or “IOS” on it.

(c)             All of Seller’s right, title and interest, as landlord, in all leases of the Real Property or Improvements set forth on Schedule 1.2(c) attached hereto, any and all guaranties, letters of credit, and security deposits (or similar) of the leases, including all amendments thereto (collectively, the “Leases”).

(d)            All of Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty (the “Intangible Personal Property”): (A) licenses, plans, and permits relating to the operation of the Property, (B) all claims, rights and remedies of Seller at law or in equity, including without limitation under all contracts, agreements and undertakings between Seller any applicable third party affecting the Property, and (C) if still in effect and at Buyer’s cost, guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the construction or operation of the Property. Notwithstanding the foregoing, the following are excluded from the definition of Intangible Personal Property under this Agreement:  any trade names, trademark, service marks, logos, graphics and other rights with respect to any of the names of the Seller and/or its affiliates, including, without limitation, “Alterra”, “Alterra Property Group”, “APG”, “Alterra Industrial Outdoor Storage”, “Alterra IOS” and/or “IOS”.

For avoidance of doubt, Buyer acknowledges and agrees that (i) Seller is selling, and Buyer is acquiring, the Property as a portfolio and notwithstanding anything contained in this Agreement to the contrary, under no circumstances shall any term, condition or provision contained in this Agreement be construed or interpreted to imply that Buyer has a right to purchase, or Seller is obligated to sell, any portion (i.e., and not the entirety) of the Property, (ii) in no event shall Buyer have the right to terminate this Agreement with respect to any individual Property (i.e., any such termination right of Buyer may only be exercised in connection with all of the Properties collectively), and (iii) the closing of the purchase and sale of all the Properties hereunder shall occur simultaneously.

ARTICLE 2:  INSPECTIONS

2.1        Property Information. Pursuant to the terms of that certain Access License and Exclusivity Agreement, dated as of September 19, 2024, between IOS JV, LLC, on behalf of Seller, and PKST Realty, LLC, on behalf of Buyer (the “Access Agreement”), Seller has provided to Buyer copies of the documents, reports, and other materials described on Schedule 2.1 to this Agreement.  The items enumerated in Schedule 2.1 and other documentation and information provided or otherwise made available by Seller, in each case on or prior to October 31, 2024 (and November 1, 2024 as to an insurance certificate for the property at 5300 S Cooks in Atlanta, GA)  are collectively referred to as the “Property Information.” Notwithstanding anything to the contrary contained herein, Seller shall not be obligated hereto to make any of the following available to Buyer: (a) any appraisals or economic evaluations of a Property; (b) any attorney-client privileged information or attorney work product, (c) any proprietary analysis, models, software or systems, or trade secrets, or (d) any confidential information that Seller is contractually prohibited from disclosing or privileged information. Except as otherwise expressly provided herein, (i) Seller makes no representations or warranties as to the accuracy or completeness of the Property Information, and (ii) Buyer agrees that neither Seller nor any of its affiliates shall have any liability to Buyer or any of Buyer’s Agents resulting from the use of the Property Information by Buyer or any of Buyer’s Agents, including, without limitation, any errors therein, incompleteness thereof or omissions therefrom.

2.2      Investigations; Due Diligence Complete.  Buyer acknowledges and agrees that (i) Buyer and its affiliates, subsidiaries, current and prospective, direct or indirect, partners, members, shareholders, and each of their respective officers, directors, employees, agents, professional advisors (including, without limitation, attorneys, accountants, consultants and financial advisors)  (collectively, “Buyer’s Agents”) were given the full opportunity to enter the Property for the purpose of performing due diligence, inspections and tests on or concerning the Property, including Phase I environmental audits and surveys of the Property and such other tests, surveys or inspections of the Property as desired by Buyer (collectively, the “Investigations”), (ii) all Investigations were conducted at Buyer’s sole risk, cost and expense pursuant to and in accordance with the terms of the Access Agreement and subject to the rights of tenants under their Leases, and (iii) all Investigations of the Property and the Property Information are complete and Buyer is satisfied with the results of all such Investigations, such that Buyer’s obligation to proceed to and consummate Closing is not contingent upon any further due diligence. Buyer has been obligated through Closing, at its sole cost and expense and in strict accordance with all requirements of applicable law, promptly repair any damage or alteration of the physical condition of any Property which results from any inspection or activity conducted by Buyer or any of Buyer Agent’s and restore the Property to substantially the same condition (to the extent reasonably practicable) as existed prior to such inspection or activity. TO THE FULLEST EXTENT PERMITTED BY LAW, BUYER, ON BEHALF OF ITSELF AND BUYER’S AGENTS, SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER AND SELLER’S AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, PARTNERS, AGENTS, EMPLOYEES, CONSULTANTS, INVESTMENT MANAGERS, PROPERTY MANAGERS, AND TRUSTEES OF EACH OF THEM AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, THE “SELLER PARTIES”) AGAINST AND FROM ANY AND ALL CLAIMS FOR LIABILITIES, LIENS, LOSSES, COSTS, EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES, BUT EXCLUDING CONSEQUENTIAL, PUNITIVE, SPECIAL, OR OTHER SIMILAR DAMAGES IN ALL CASES), DAMAGES OR INJURIES (“CLAIMS”) ARISING OUT OF OR RESULTING FROM THE INVESTIGATIONS BY BUYER OR OTHER BUYER AGENTS (EXCEPT TO THE EXTENT ARISING OUT OF THE MERE DISCOVERY OF ANY PRE-EXISTING CONDITIONS AT ANY PROPERTY, BUT NOT INCLUDING ANY EXACERBATION OF SUCH PRE-EXISTING CONDITIONS CAUSED BY A BUYER AGENT (TO THE EXTENT OF SUCH EXACERBATION)). THE INDEMNIFICATION OBLIGATIONS HEREIN SHALL NOT APPLY WITH RESPECT TO ANY CLAIMS TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY SELLER PARTY. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT. Buyer and Buyer’s Agents shall keep the Property free and clear of all mechanics,’ materialmen’s and other liens resulting from the Investigations, or any of its other work under this Agreement and shall, promptly after notice from Seller, cause any such lien or notice thereof to be canceled and released or otherwise bonded over or insured against in accordance with applicable law and to Seller’s reasonable satisfaction. The provisions of this paragraph shall survive the termination of this Agreement.

2.3        No Right to Terminate. Buyer acknowledges and agrees that all of the Investigations are complete, the Earnest Money is non-refundable (except as expressly set forth herein) and applicable to the Purchase Price at Closing, and Buyer shall be obligated to purchase, and Seller shall be obligated to sell, all of the Property at the Closing, subject to and in accordance with the terms of this Agreement.

2.4          Buyer’s Reliance on its Investigations and Release. The provisions of this Section 2.4 shall survive indefinitely the Closing, close of escrow and recordation of the Deeds (hereinafter defined) and shall not be deemed merged into any of the Closing documents.

(a)           Buyer acknowledges and agrees, by consummating the Closing, it will be deemed to have been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLER AND BUYER AGREE THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION IN SECTION 7.1 BELOW AND IN THE CLOSING DOCUMENTS EXECUTED AND DELIVERED TO BUYER BY SELLER (COLLECTIVELY, “SELLER’S WARRANTIES”), SELLER IS SELLING AND BUYER IS PURCHASING AND TAKING THE PROPERTY ON AN “AS IS” BASIS, WITH ANY AND ALL LATENT AND PATENT DEFECTS. BUYER ACKNOWLEDGES THAT, EXCEPT FOR SELLER’S WARRANTIES, IT IS SOLELY RELYING UPON ITS EXAMINATION OF THE PROPERTY AND, EXCEPT FOR SELLER’S WARRANTIES, IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT OR OTHER ASSERTION OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS OR BROKERS AS TO ANY MATTER CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ACCESS, THE STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, AND THE PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, SUITABILITY, VALUE OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE PROPERTY, (VI) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE REAL PROPERTIES, (IX) EXCEPT FOR SELLER’S OBLIGATION TO CURE THE REQUIRED CURE ITEMS, THE CONDITION OF TITLE TO THE PROPERTY, AND (X) THE ECONOMICS OF THE OPERATION OF THE PROPERTY.

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Buyer’s Initials

(b)           WITHOUT LIMITING THE ABOVE, EXCEPT WITH RESPECT TO A BREACH BY SELLER OF ANY OF THE SELLER’S WARRANTIES OR EXCLUDED CLAIMS (AS DEFINED BELOW), EFFECTIVE AS OF THE CLOSING, BUYER, FOR AND ON BEHALF OF ITSELF, ANY ENTITY AFFILIATED WITH BUYER AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND FOREVER RELEASES AND DISCHARGES THE SELLER PARTIES FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) OF WHATEVER KIND OR NATURE, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR FUTURE, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING, BROUGHT OR THREATENED, OR ORDERED BY ANY APPROPRIATE GOVERNMENTAL ENTITY) THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY CONNECTED WITH OR RELATING TO THE PROPERTY OR ITS CONDITION OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE PRESENCE, MISUSE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS OR TOXIC MATERIALS, CHEMICALS OR WASTES AT THE PROPERTY AND ANY LIABILITY OR CLAIM RELATED TO THE PROPERTY ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTION 9601 ET SEQ.), THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. SECTION 6901 ET SEQ.), THE CLEAN WATER ACT (33 U.S.C. SECTION 1251 ET SEQ.), THE SAFE DRINKING WATER ACT (42 U.S.C. SECTION 300F ET SEQ.), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 5101 ET SEQ.), THE TOXIC SUBSTANCES CONTROL ACT (15 U.S.C. SECTION 2601 ET SEQ.), THE WASHINGTON MODEL TOXICS CONTROL ACT, EACH AS AMENDED, OR ANY OTHER CAUSE OF ACTION BASED ON ANY OTHER STATE, LOCAL, OR FEDERAL ENVIRONMENTAL LAW, RULE OR REGULATION (COLLECTIVELY, “ENVIRONMENTAL LAWS”); PROVIDED HOWEVER, THE FOREGOING RELEASE SHALL NOT OPERATE TO RELEASE ANY CLAIM BY BUYER AGAINST ANY PERSON OR ENTITY OTHER THAN SELLER PARTIES. AS USED HEREIN, “EXCLUDED CLAIMS” SHALL MEAN ANY CLAIM OR CAUSE OF ACTION BY BUYER AGAINST SELLER: (I) PURSUANT TO THE EXPRESS TERMS OF THIS AGREEMENT FOR ANY SELLER BREACH OF REPRESENTATIONS, WARRANTIES, OR OBLIGATIONS OF SELLER THAT SURVIVE THE CLOSING OR ARE CONTAINED IN THE CLOSING DOCUMENTS OR (II) BASED ON SELLER’S FRAUD.

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Buyer’s Initials

2.5         Service Contracts. The parties acknowledge that Buyer has notified Seller that Buyer does not wish to assume any of the service contracts furnished to Buyer with the Property Information (collectively, the “Service Contracts”). Accordingly, Seller shall cause all Service Contracts to be terminated at or prior to Closing at Seller’s sole cost and expense. In addition, any Service Contracts not included in the Property Information, if any, will not be assumed by Buyer, and Seller shall be and remain responsible, at its sole cost and expense, including without limitation any costs, fees or expenses associated with Seller’s termination of the same.

2.6         CC&Rs. Seller has delivered to Buyer executed estoppel certificates from each party (“CC&R Estoppels”) or Seller (“Seller Estoppels”), as applicable, listed on Schedule 2.6 with respect to certain of the covenants, conditions and restrictions, reciprocal access easements or similar agreements affecting the Real Property (collectively, the “CC&Rs”) listed on Schedule 2.6 attached hereto. The consummation of Closing as contemplated herein shall be conclusive evidence that the requirements of this Section 2.6 shall have been either fully satisfied or waived by Buyer. Seller shall not be obligated to deliver an estoppel certificate for any covenants, conditions and restrictions, reciprocal access easements or similar agreements affecting the Real Property other than the CC&R Estoppels and the Seller Estoppels listed on Schedule 2.6 and delivered to Buyer at or prior to Closing.

ARTICLE 3:  TITLE AND SURVEY REVIEW

3.1        Delivery of Title Report. Pursuant to the terms of the Access Agreement, Seller has provided to Buyer copies of Seller’s title insurance policies for each of the Real Properties as described on Exhibit 1.2(a) of this Agreement. Prior to the Effective Date, Seller has caused to be delivered to Buyer or to provide Buyer and its designee access to a preliminary report or title commitment issued by the Title Company for each real property comprising the Real Properties (each, a “Title Report” and, collectively, the “Title Reports”), together with copies of all documents referenced in the Title Reports. Buyer, at its option and expense, may obtain new surveys or updates to existing surveys (collectively, the “Surveys”) of each real property comprising the Real Properties.

3.2        Title Review and Cure. Buyer and Seller acknowledge and agree that, (a) during the Investigations conducted by Buyer pursuant to the Access Agreement, (i) Buyer notified Seller and the Title Company of Buyer’s title and survey objections with respect to items disclosed in the Title Reports or the Surveys, and (ii) Seller and the Title Company timely responded to all of Buyer’s title and survey objections, and (b) giving effect and consideration to Seller’s Warranties and the other agreements herein, Buyer is fully satisfied with the respective responses of Seller and the Title Company as to Buyer’s title and survey objections. Those items approved by Buyer or deemed approved by Buyer are hereinafter referred to as the “Permitted Exceptions”.

3.3         Title Policies; No Change Affidavits. Provided that Buyer has satisfied all obligations imposed upon Buyer set forth in the Title Reports, delivery of title in accordance with the foregoing shall be evidenced by the irrevocable commitment of the Title Company to issue, at Closing, one or more owner’s policies of title insurance in the form of one or more proforma policies or marked-up commitments approved or deemed approved by Buyer in accordance with Section 3.2 (collectively, the “Title Policies”). At or prior to Closing, Seller shall deliver to the Title Company survey “no-change” affidavits in such form and substance as is reasonably satisfactory to the Title Company for each Property listed on Schedule 3.3 attached hereto.

ARTICLE 4:  INTENTIONALLY OMITTED

ARTICLE 5:  CLOSING

5.1          Closing and Escrow Instructions.  The consummation of the transaction contemplated herein (the “Closing”) shall occur on the Closing Date through the offices of the Escrow Agent and Buyer’s funds shall be received on or before 2:00 P.M. Eastern Time on the Closing Date.

5.2          Conditions to the Parties’ Obligations to Close.

(a)            The obligations of Buyer to consummate the transaction contemplated by this Agreement are contingent upon the following conditions (collectively, “Buyer’s Closing Conditions”), unless waived in writing by Buyer:

(1)           Buyer’s receipt and approval of executed estoppel certificates (“Tenant Estoppels”), consistent with the information in the Leases and in the form delivered to Buyer on or prior to the Effective Date, for Leases covering at least eighty percent (80%) of the gross base rents payable under all Leases for the Real Properties (collectively, the “Estoppel Requirement”). Tenant Estoppels shall be dated not earlier than thirty (30) days prior to the scheduled Closing Date. Buyer acknowledges and agrees that Buyer shall not have the right to object to any of the following modifications by a tenant to a Tenant Estoppel and such modifications shall nevertheless be deemed to meet the Estoppel Requirements if such modifications: (a) are non-economic and non-material, (b) note items which constitute Permitted Exceptions, items which the applicable Seller discharges before the Closing at such Seller’s cost, (c) conform such certificate to the applicable Lease or other information delivered by Seller to Buyer prior to the Effective Date, or (d) limit tenant’s statements “to tenant’s knowledge” (or words of similar import;

(2)        There shall be no actions, suits, arbitrations, claims, proceedings, litigation, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, or regulatory proceedings (including, without limitation, condemnation proceedings), pending or threatened against any Seller or with respect to any Property which would reasonably be expected to materially and adversely affect the use or value of any Property or any Seller’s ability to consummate the transactions contemplated by this Agreement;

(3)           The Title Company shall be irrevocably committed to issue the Title Policies on the Closing Date;

(4)          All of Seller’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made in all material respects, and shall be true and correct as of the Closing Date in all material respects;

(5)          As of the Closing Date, each Seller shall have performed its obligations and covenants contained in or made pursuant to this Agreement in all material respects, and all deliveries to be made at Closing by each Seller shall have been tendered as required herein; and

(6)          Prior to the Closing, Seller shall have delivered to Buyer terminations or written waivers (each, a “Purchase Right Waiver”) of any right of first refusal, right of first offer, or any other right or option to purchase any portion of the Property granted to any party other than Buyer, as identified on Schedule 7.1(j) (each, a “Purchase Right”), each in a form that is reasonably acceptable to Buyer and sufficient to cause the Title Company to: (a) remove the Purchase Right as an exception to the Title Policy for the applicable Property and (b) at Buyer’s election, affirmatively insure over such Purchase Right by endorsement (to the extent such endorsement is available in the subject state).

Subject to those matters that survive the Closing, the consummation of Closing as contemplated herein shall be conclusive evidence that each of the aforementioned conditions to Closing shall have been either fully satisfied or waived by Buyer to the extent the Buyer had actual knowledge of any failed condition.

(b)            The obligations of Seller to consummate the transaction contemplated by this Agreement are contingent upon the following conditions (collectively, “Seller’s Closing Conditions” and together with the Buyer’s Closing Conditions, the “Closing Conditions” and each a “Closing Condition”), unless waived in writing by Seller:

(1)       All of Buyer’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made in all material respects, and shall be true and correct as of the Closing Date in all material respects;

(2)       As of the Closing Date, each Buyer shall have performed its obligations and covenants contained in or made pursuant to this Agreement in all material respects, and all deliveries to be made at Closing by each Buyer shall have been tendered as required herein; and

(3)        There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, litigation, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against any Buyer which would reasonably be expected to materially and adversely affect such Buyer’s ability to perform its obligations under this Agreement.

Subject to those matters that survive the Closing, the consummation of Closing as contemplated herein shall be conclusive evidence that each of the aforementioned conditions to Closing shall have been either fully satisfied or waived by Seller.

(c)           Buyer acknowledges and agrees that Buyer’s obligations under this Agreement shall not be contingent upon Buyer obtaining any financing with respect to the transaction contemplated herein.

5.3          Seller’s Deliveries in Escrow. On or before the Closing Date, each Seller shall deliver in escrow to the Escrow Agent the following:

(a)          Deeds. A deed in the form approved by Seller and Buyer for each applicable jurisdiction on or before the Effective Date for the Real Property owned by such Seller (collectively, the “Deeds”), executed and acknowledged by such Seller, subject to all zoning and building laws, ordinances, maps, resolutions, and regulations of all governmental authorities having jurisdiction which affect such Real Property and the use and improvement thereof; the Leases applicable to such Real Property; all Permitted Exceptions applicable to such Real Property; any state of facts which an accurate survey made of such Real Property at the time of Closing would show; and any state of facts which a personal inspection of such Real Property made at the time of Closing would disclose. Any discrepancy between the description of such Real Property in the deed from such Seller’s immediate grantor and in the applicable Deed shall be quitclaimed by such Seller;

(b)            Assignment of Leases and General Assignment/Bill of Sale. (i) An Assignment and Assumption of Leases in the form of Exhibit 5.3(b)(1) attached hereto with respect to all of the Properties except for the Property located at 3812 28th Place NE, Everett, Washington, (ii) an Assignment and Assumption of Leases substantially in the form of Exhibit 5.3(b)(2) attached hereto with respect to the Property located at 3812 28th Place NE, Everett, Washington only, and (iii) a General Assignment and Bill of Sale in the form of Exhibit 5.3(b)(3) attached hereto (collectively, the “Assignments”), executed by such Seller;

(c)              FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by such Seller;

(d)            Association Related Resignations. If applicable, resignation letters from current directors and officers who are employees of any affiliates of such Seller;

(e)            Notice to Tenants. A notice regarding the sale in substantially the form of Exhibit 5.3(e) attached hereto, or such other form as may be required by applicable state law for delivery by Buyer to each tenant immediately after the Closing;

(f)           Post-Closing Holdback Agreement. The Post-Closing Holdback Agreement in the form attached hereto as Exhibit 5.3(f), governing the Post-Closing Escrow (the “Post-Closing Holdback Agreement”), executed by each Seller; and

(g)           Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require to be executed by such Seller for the proper consummation of the transaction contemplated by this Agreement.

5.4          Buyer’s Deliveries in Escrow. On or before the Closing Date, Buyer shall deliver in escrow to the Escrow Agent the following:

(a)             Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Buyer with the Escrow Agent in immediate, same day federal funds into the Escrow Agent’s escrow account;

(b)             Assignment of Leases and General Assignment/Bill of Sale. The Assignments, executed by Buyer; and

(c)           Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.5       Closing Statements/Escrow Fees. At the Closing, Seller and Buyer shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent and reasonably approved by Seller and Buyer.

5.6        Possession. Each Seller shall deliver possession of the Property owned by such Seller to Buyer at the Closing, subject to the Permitted Exceptions.

5.7          Post-Closing Deliveries.

(a)           State / Property Specific Post-Closing Matters. Seller and Buyer acknowledge and agree that certain closing documents and/or inspections required by the applicable state, county, city or municipality to be (i) executed or performed by Seller or (ii) executed by Buyer, in each case for the proper consummation of the transaction contemplated by this Agreement, could not have been executed or performed prior to Closing, as set forth on Schedule 5.7(a) attached hereto. Seller and Buyer shall cooperate in good faith to diligently execute and/or complete the items set forth on Schedule 5.7(a) as soon as practicable after Closing. If and to the extent any amounts are obligated to be paid by Buyer or Seller, as the case may be, in accordance therewith (subject to any different allocation in accordance with Schedule 5.8), the applicable party shall pay the same in accordance therewith.  The provisions of this Section 5.7(a) shall survive the Closing, close of escrow and recordation of the Deeds.

(b)          Other Post-Closing Deliveries. Immediately after the Closing, each Seller shall deliver to Buyer or Buyer’s designated agent the following items for the Property owned by such Seller: copies of the Leases (or originals, if in Seller’s possession or control); all keys, and other access control devices, codes and passwords (if any) for the Improvements, if any, used in the operation of the applicable Property; if in such Seller’s possession or control, any “as-built” plans and specifications of the Improvements; if in such Seller’s possession or control, at Buyer’s cost, all unexpired warranties and guarantees that Seller or any predecessor has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements; all tenant leasing information, leasing files and other material documents relating to past and ongoing operations and maintenance of the Property, and past property taxes and other operating expenses; and all books and records pertaining to the leasing or other operation of each Property in such Seller’s possession or control. Following the Closing, Seller shall reasonably cooperate with Buyer to facilitate the orderly transition of the ownership, operation, maintenance, and management of each Property and reporting requirements of Buyer’s parent company, including without limitation, by providing Buyer with such additional information or materials reasonably requested by Buyer in Seller’s possession and control relating to the foregoing; provided, however, Seller shall have no obligation to incur any cost or expense in connection therewith and Seller shall not be required to deliver any information Seller deems proprietary or confidential. Seller’s obligations under this Section 5.7 shall survive the Closing.

5.8          Closing Costs. At Closing, (a) Buyer shall pay (i) the cost of any new Surveys and/or any Survey updates obtained by Buyer, (ii) the cost of recording any security instruments related to any financing obtained by Buyer, (iii) the fees and costs, if any, to transfer any warranties that are included with the Intangible Property to Buyer, and (iv) ½ of the escrow fees due in connection with the transaction contemplated by this Agreement, (b) Seller shall pay (i) the cost of recording any satisfactions or similar instruments with respect to any Required Cure Items, (ii) ½ of the escrow fees due in connection with the transaction contemplated by this Agreement, (iii) intentionally omitted, and (iv) the cost of any required Certificate of Continued Occupancy Inspections in the State of New Jersey to the extent not the responsibility of the tenant for any affected Property. All other closing costs, charges and expenses (including, without limitation, (x) the cost of the premiums for the Title Policies and endorsements thereto, (y) the cost of recording the Deeds, and (z) all transfer fees and taxes due in connection with the transaction contemplated by this Agreement) shall be paid by Seller and/or Buyer in accordance with local custom for the applicable Property as set forth on Schedule 5.8 attached hereto. Each party shall pay its own attorneys’ fees.

5.9         Close of Escrow. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Buyer.

ARTICLE 6:  PRORATIONS

6.1         Prorations.  The day of Closing shall belong to Buyer and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date.  In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited to Buyer or charged to Buyer as applicable and the portion thereof applicable to periods ending as of Closing shall be credited to Seller or charged to Seller as applicable.

(a)          Rent and Income. All collected rent and other income collected under Leases in effect on the Closing Date (including without limit applicable state or local tax on rent, prepaid rent, tenant reimbursements for Reimbursable Tenant Expenses (as defined below), additional rent and percentage rent) (collectively, “Collected Rent”) shall be prorated as of the Closing. Buyer shall receive a credit against the Purchase Price at Closing in the amount of any Collected Rent collected by Seller before Closing but applicable to any period of time after Closing.  Schedule 6.1(a) attached hereto is a schedule of all uncollected rent and other uncollected income under Leases in effect on the Closing Date (including without limit applicable state or local tax on rent, prepaid rent, tenant reimbursements for Reimbursable Tenant Expenses, additional rent and percentage rent) for the period prior to the Closing (the “Pre-Closing Uncollected Rent”). Buyer covenants and agrees to use its commercially reasonable efforts after the Closing in the usual course of operation of the Property to send notices to such tenants regarding all Pre-Closing Uncollected Rent until July 21, 2025; provided, however, Buyer shall have no obligation to incur any costs in connection with such efforts, nor shall Buyer have any obligation to commence proceedings against, or threaten the occupancy of, any tenant under any the Lease in connection with Buyer’s efforts to collect Pre-Closing Uncollected Rent. From and after the Closing, Seller may not institute or prosecute any action, lawsuit, proceeding or other collection effort against any existing tenants under Leases; provided, however, the foregoing limitation shall not impair Seller’s ability to pursue any such collection efforts against former tenants whose leases have expired or terminated prior to the Closing and who are not then leasing another location at a Property. All rent and other income under Leases received by Buyer following the Closing shall be applied (i) first, to Buyer’s reasonable costs of collection of such rent and other income (including reasonable attorneys’ fees); (ii) second, to rent and other income due for the month in which such payment is received by Buyer; (iii) third, to rent and other income attributable to any period after Closing which are past due on the date of receipt; (iv) fourth, to rent and other income due for the month in which Closing occurs and prorated in accordance with the terms of this subparagraph, with the portion allocable to Seller being paid by Buyer to Seller; and (v) finally, to delinquent rent and other income allocable to Seller in the form of a payment by Buyer to Seller.

(b)            Reimbursable Tenant Expenses. A Seller, as landlord under the applicable Leases, may be currently collecting from tenants under the Leases additional rent to cover ad valorem taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, “Reimbursable Tenant Expenses”) incurred by such Seller in connection with the ownership, operation, maintenance, and management of the applicable Property. Tenant reconciliation statements for Reimbursable Tenant Expenses for calendar year 2023 (“2023 CAM Rec”) have been sent to tenants and all reconciliations thereunder have been completed prior to Closing (subject to any ongoing audits by a tenant and/or pending property tax appeals).  Buyer agrees to prepare tenant reconciliation statements for Reimbursable Tenant Expenses for calendar year 2024 by March 31, 2025, and each applicable Seller agrees to furnish to Buyer by February 1, 2025 all information and documentation reasonably requested by Buyer in connection with Buyer’s preparation of the same. After Buyer has completed its preparation of the tenant reconciliation statements for Reimbursable Tenant Expenses for calendar year 2024, Buyer shall deliver such reconciliation statements to the applicable Seller for such Seller’s approval (not to be unreasonably withheld, conditioned or delayed) and following receipt of such Seller’s approval, Buyer shall transmit to tenants and bill the tenants for any amounts due under such reconciliation statements (with copies delivered to the applicable Seller) on or prior to the date such reconciliations are due under the applicable Lease(s).  All Reimbursable Tenant Expenses for calendar year 2024 (and any amounts arising under the 2023 CAM Rec or any prior reconciliation of Reimbursable Tenant Expenses, to the extent not completed, and/or amounts due and payable with respect thereto having not been paid, prior to Closing) shall be apportioned between the applicable Seller and Buyer based on the amounts so collected by them and the amounts so paid or incurred by them during their respective periods of ownership (including amounts prorated hereunder).  If any such reconciliation statements show that the amounts collected by a Seller prior to the Closing Date exceed that Seller’s allocable share of such Reimbursable Tenant Expenses, then that Seller shall pay such amounts to Buyer within fifteen (15) days after all reconciliation statements are approved by Buyer and Seller for prompt payment to the tenants. If such reconciliation statements show an applicable Seller is owed any such Reimbursable Tenant Expenses from a tenant under a Lease, then Buyer shall pay such amounts to that Seller within fifteen (15) days after receipt thereof by Buyer from the applicable tenant. Seller shall be and remain responsible, at its sole cost and expense, for all amounts owed to any tenant under a Lease for any overpayments of Reimbursable Tenant Expenses made prior to the Closing by such tenant and discovered pursuant to an audit right under a tenant’s Lease, and Seller shall indemnify and defend Buyer from and against all such claims (“Tenant Audits”). Without limitation to the foregoing, if and to the extent any amounts are determined, prior to Closing, to be due and payable to Tenants for Tenant Reimbursable Expenses, but have not been paid at Closing (“Delinquent Reimbursements”), then Buyer shall receive a credit against the Purchase Price at Closing in the amount of any such Delinquent Reimbursements, and Buyer shall promptly pay the same to the applicable Tenant(s).

(c)             Taxes and Assessments. Real estate taxes and assessments imposed by governmental authority shall be prorated as of the Closing Date.  At Closing, Buyer shall be credited with the amount of unpaid taxes for the current tax year in the jurisdiction where the Property is located and with respect to the period prior to the Closing, with respect to those Properties identified on and as set forth on Schedule 6.1(c).  If and to the extent a Tenant pays such taxes either directly to the taxing authority, or pursuant to a reimbursement requirement under its Lease, then Buyer shall pay to Seller within 30 days after receipt such reimbursement or evidence of payment, the amount so credited with respect thereto to Buyer at Closing.  Notwithstanding anything seemingly to the contrary contained herein, Buyer shall be solely responsible for and shall assume any and all similar taxes or assessments applicable to the Property as a result of the change in ownership resulting from the transaction contemplated by this Agreement, regardless of when assessed, any and all ad valorem taxes relating to a subsequent change in usage or ownership of the Property (including any rollback taxes) by Buyer after the Closing, whether by reason of this conveyance or otherwise.

(d)             Property Tax Appeals. Certain Sellers have filed appeals to certain tax bills identified on Schedule 6.1(d) (each, a “Pending Tax Appeal”) with the applicable taxing authorities described therein (each, a “Taxing Authority”). In the event any Seller receives a tax refund as a result thereof after the Closing for any period prior to the Closing, Seller shall (i) pay Seller’s actual, out of pocket and reasonable costs and expenses of the applicable appeal from such refund, (ii) retain the portion (if any) of such refund which is attributable to any period prior to the Closing and is not reimbursable to tenants of the applicable Real Property, and (iii) promptly remit the balance of such refund which is reimbursable to tenants of the applicable Real Property to Buyer and Buyer shall thereafter be and remain responsible, at its sole cost and expense, to reimburse tenants of the applicable Real Property for their share of the refund (net of the amounts set forth above) (“Savings”) for the period of such Seller’s ownership of such Real Property for the applicable tax year, and the balance (if any) shall be prorated between such Seller and Buyer as of the Closing Date in the same manner set forth above. In the event any Buyer receives a tax refund after the Closing arising out of any appeal filed by any Seller for any period prior to the Closing, Buyer shall (i) promptly remit to Seller an amount equal to Seller’s actual, out of pocket and reasonable costs and expenses of the applicable appeal from such refund plus the portion (if any) of such refund which is attributable to any period prior to the Closing and is not reimbursable to tenants of the applicable Real Property, and (ii) thereafter be and remain responsible, at its sole cost and expense, to reimburse tenants of the applicable Real Property for their share of the balance of such Savings for the period of such Seller’s ownership of such Real Property for the applicable tax year, and the balance (if any) shall be prorated between such Seller and Buyer as of the Closing Date in the same manner set forth above. In the event Buyer elects, after Closing, to file an appeal with any Taxing Authority for the year in which Closing occurs or any other period prior to Closing and Buyer receives a tax refund as a result thereof after the Closing, Buyer shall be responsible, at its sole cost and expense, to reimburse tenants of the applicable Real Property for their share of the Savings for the applicable tax year, and the balance (net of Buyer’s actual, out of pocket and reasonable cost and expenses of the appeal) shall be prorated between such Seller and Buyer as of the Closing Date in the same manner set forth above. In the event a final determination with respect to any Pending Tax Appeal results in an amount due to the Taxing Authority for any period preceding the Closing, and if such amount may not be passed through to tenants pursuant to their leases, then Seller shall be liable for and shall pay the same prior to delinquency.  In the event any Taxing Authority increases the taxes on any applicable Real Property for the tax year in which Closing occurs, then to the extent such increased taxes may not be passed through to tenants of such Real Property, the same shall be prorated between the applicable Seller and Buyer as of the Closing Date in the same manner set forth above. Notwithstanding anything to the contrary herein, Seller shall not submit, file, prosecute or settle any tax appeals, protests or similar for the tax year in which the Closing occurs (or any year thereafter) without Buyer’s written consent, in Buyer’s sole and absolute discretion, provided that Buyer acknowledges and agrees that Seller shall be permitted to prosecute to completion the Pending Tax Appeals identified on Schedule 6.1(d).

(e)             Utilities. To the extent not paid by tenants under Leases, Seller shall arrange for a billing for utilities, to include all utilities or services used up to the day Closing occurs, and Seller shall pay (and shall be and remain solely responsible for) the resultant bills.

(f)             Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under this Section 6 (other than 6.2(b) and 6.2(c)) or if any of the aforesaid prorations were calculated inaccurately, then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as reasonably possible after the Closing Date but in no event later than December 1, 2025. Payments in connection with the final adjustment shall be due within thirty (30) days of the notice.  Following the Closing, Seller and Buyer shall have reasonable access to, and the right to inspect and audit, the other’s books to confirm the final prorations. Except as set forth above, Seller shall not be charged for any increase in Reimbursable Tenant Expenses or real estate taxes due to increased costs or reassessments incurred by Buyer after the Closing to the extent the same are triggered by the consummation of the transaction contemplated by this Agreement.

6.2          Tenant Improvement Costs, Lease Termination Payments, and Other Post-Closing Items.

(a)             At Closing, Buyer shall receive a credit for all unpaid tenant improvement expenses (including all hard and soft construction costs, whether payable to the contractor or the tenant),  unapplied free rent and rent abatement, tenant allowances, moving expenses, other leasing inducements and other out-of-pocket costs which are the obligation of the landlord for the current term of any Leases that were in place on or prior to the Closing Date (collectively, the “Existing Leases”) in the amount set forth on Schedule 6.2(a) attached hereto (collectively, the “Existing TI Obligations”), and Buyer shall assume in writing at Closing the Existing TI Obligations (but only to the extent of the credit received from Seller for the same at Closing. Seller shall be responsible for the payment of any commissions, fees and expenses that are unpaid as of Closing or may become due and payable after the Closing, with respect to any current lease term, under any leasing or listing agreements relating to Existing Leases (“Current Term Leasing Commissions”).

(b)         At Closing, Buyer shall receive a credit for the amounts set forth on Schedule 6.2(b) attached hereto for certain Property-related matters as more particularly described thereon.

(c)         Holdback.  Seller and Buyer acknowledge and agree that, to the extent the actual costs and expenses for any of the work and other undertakings described in Schedule 6.2(b), clauses (3) through (6) (collectively, the “Post-Closing Work”) exceed the amount of the respective credit set forth on Schedule 6.2(b), Buyer may assert a claim for and recover such documented excess costs (if any) from the Holdback (as defined below) in accordance with the terms of the Post-Closing Holdback Agreement.  In addition, if any Post-Closing Work is not completed by August 4, 2025, then (i) a portion of the Holdback shall remain in escrow with Escrow Agent thereafter in an amount equal to $200,000.00 (the “Post-Survival Escrow”), which amount shall secure any and all Post-Closing Work which is not then complete, and Buyer may assert a claim for and recover documented costs in excess of the credits at Closing in relation thereto, from the Holdback until such time as all Post-Closing Work is completed in accordance with the terms of this Agreement and the Post-Closing Holdback Agreement, and (ii) the remaining undisbursed portion of the Holdback (less any amounts then in dispute for claims timely made by Buyer in accordance with this Section 6.2(c) and/or Section 10.6(a) and the Post-Closing Holdback Agreement, if any) shall be released and disbursed to Seller pursuant to Section 10.6 hereof and in accordance with the Post-Closing Holdback Agreement. If, following the establishment of the Post-Survival Escrow, the actual costs and expenses incurred by Buyer in excess of the credit from Seller to complete any remaining Post-Closing Work are less than the amount of the Post-Survival Escrow, then any remaining funds in the Post-Survival Escrow upon completion of the remaining Post-Closing Work shall be released and disbursed to Seller.  The provisions of this Section 6.2(c) and other normal and customary terms and conditions for a post-closing escrow for environmental, construction or similar work shall be incorporated into the Post-Closing Holdback Agreement.

6.3          Tenant Deposits.

(a)            All tenant security deposits actually received by Seller and not theretofore applied to tenant obligations under the Leases in accordance with the terms thereof, in the amount set forth on Schedule 6.3(a) attached hereto, shall be transferred or credited to Buyer at Closing or placed in escrow if required by law. As of the Closing, Buyer shall assume Seller’s obligations related to tenant security deposits but only to the extent of the tenant security deposits transferred to Buyer at Closing.

(b)           On the date of Closing, if applicable, Seller shall have delivered into Escrow (with instruction to the Escrow Agent to deliver to the issuing bank) executed transfer forms required by the issuing bank of any security deposits which are held in the form of letters of credit (the “SD Letters of Credit”) if the same are transferable.  If any of the SD Letters of Credit are not transferable, Seller shall cooperate with Buyer and use commercially reasonable efforts to cause the tenants obligated under such SD Letters of Credit to cause new letters of credit to be issued in favor of Buyer in replacement thereof at no cost to Buyer and, until such transfer or issuance, Seller shall take all reasonable actions, as directed by Buyer and at Buyer’s expense, in connection with the presentment of such SD Letters of Credit for payment as permitted under the terms of the applicable tenant Lease.

(c)           BUYER WILL INDEMNIFY, DEFEND, AND HOLD SELLER HARMLESS FROM AND AGAINST ALL DEMANDS AND CLAIMS MADE BY TENANTS ARISING OUT OF THE APPLICATION OR DISPOSITION OF ANY SECURITY DEPOSITS OR DRAW ON THE SD LETTERS OF CREDIT WHICH ARE MADE AFTER THE CLOSING AND, IF APPLICABLE, AFTER THE TRANSFER OF THE SD LETTERS OF CREDIT TO BUYER, AND WILL REIMBURSE SELLER FOR ALL REASONABLE ATTORNEYS’ FEES ACTUALLY INCURRED BY SELLER AS A RESULT OF ANY SUCH CLAIMS OR DEMANDS AS WELL AS FOR ALL LOSSES, EXPENSES, VERDICTS, JUDGMENTS, SETTLEMENTS, INTERESTS, COSTS AND OTHER EXPENSES INCURRED BY SELLER AS A RESULT OF ANY SUCH CLAIMS OR DEMANDS BY TENANTS.

(d)            WITH RESPECT TO THE PROPERTY IN EVERETT, WASHINGTON, SELLER WILL INDEMNIFY, DEFEND, AND HOLD BUYER HARMLESS FROM AND AGAINST ALL DEMANDS AND CLAIMS MADE BY TENANTS ARISING OUT OF THE APPLICATION OR DISPOSITION OF ANY SECURITY DEPOSITS WHICH WERE MADE PRIOR TO THE CLOSING, AND WILL REIMBURSE BUYER FOR ALL REASONABLE ATTORNEYS’ FEES ACTUALLY INCURRED BY BUYER AS A RESULT OF ANY SUCH CLAIMS OR DEMANDS AS WELL AS FOR ALL LOSSES, EXPENSES, VERDICTS, JUDGMENTS, SETTLEMENTS, INTERESTS, COSTS AND OTHER EXPENSES INCURRED BY BUYER AS A RESULT OF ANY SUCH CLAIMS OR DEMANDS BY TENANTS.

6.4          Utility Deposits. Buyer shall be responsible for making any deposits required with utility companies.  Seller shall receive a credit at Closing for any utility deposits transferred or assigned to Buyer.

6.5         Sale Commissions. Seller and Buyer represent and warrant each to the other that they have not dealt with any real estate broker, salesperson or finder in connection with this transaction.  IF ANY CLAIM IS MADE FOR BROKER’S OR FINDER’S FEES OR COMMISSIONS IN CONNECTION WITH THE NEGOTIATION, EXECUTION OR CONSUMMATION OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH PARTY SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY FROM AND AGAINST ANY SUCH CLAIM BASED UPON ANY STATEMENT, REPRESENTATION OR AGREEMENT OF SUCH PARTY.

6.6         Other Items of Income and Expense.  All other income and expense items related to the Property, including, without limitation, costs and charges under any Permitted Exceptions or any CC&Rs, shall be prorated as of the Closing Date.

6.7         Survival. The provisions of this Article 6 shall survive the Closing, close of escrow and recordation of the Deeds for a period commencing on the Closing Date and, subject to and except as otherwise provided in Section 10.6, expiring on December 31, 2025, and shall not be deemed merged into any of the Closing documents; provided, however, that if (a) any tax appeal described in Section 6.1(d) is pending on December 31, 2025 then the provisions of Section 6.1(d) shall remain in full force and effect and shall continue to survive until such pending tax appeal is fully and finally resolved in accordance with Section 6.1(d), and (b) if any property taxes or assessments for 2024 are not known as of December 31, 2025, then the provisions of Section 6.1(c) shall remain in full force and effect and shall continue to survive until such taxes and assessments are known and invoiced, for which final proration shall be made between the Parties within 30 days thereafter in accordance with Section 6.1(c).

ARTICLE 7:  REPRESENTATIONS AND WARRANTIES

7.1        Seller’s Representations and Warranties. As a material inducement to Buyer to execute this Agreement and consummate this transaction, Seller represents and warrants to Buyer (which representations and warranties are severally made by each Seller on an individual basis as to itself and/or the portion of the Property that it owns, as applicable), that, as of the Effective Date and the Closing Date:

(a)             Organization and Authority. Such Seller has been duly organized and is validly existing and in good standing in the jurisdiction of its formation and is qualified to do business in the state in which such Seller’s Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby, and (y) this Agreement has been, and all of the documents to be delivered by such Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of such Seller, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(b)            Conflicts and Pending Action. Except as set forth in Section 7.1(k), there is no agreement to which such Seller is a party or to such Seller’s knowledge binding on such Seller which is in conflict with this Agreement. Except for (i) the notice of taking described in Section 7.1(k) and (ii) any assessments or other matters disclosed in any CC&R identified on Schedule 2.6 and/or in any CC&R Estoppel, Seller has not received written notice from any applicable governmental authority of any pending or threatened action against Seller or the Property that it owns, including without limitation condemnation proceedings, liens, special assessments, increases in assessed valuation, zoning or entitlement proceedings which challenges or impairs such Seller’s ability to execute or perform its obligations under this Agreement or that materially affect the value or use of the Property.

(c)            Leases. Schedule 1.2(c) is a true, correct and complete list of all leases, licenses or other agreements, together with all amendments thereto, that grant any third party possessory interest in all or any portion of the Properties. The copies of the Leases provided by such Seller to Buyer pursuant to Section 2.1 are true, correct and complete in all material respects as of the date of delivery as to the Leases affecting such Seller’s Property. To Seller’s knowledge, each of the Leases is in full force and effect, no uncured default by either party thereto has occurred, and no event has occurred that, with the passing of time, the giving of notice, or both, would constitute a default by Seller or the tenant thereunder, and there are no tenants that are holding over, except as set forth on Schedule 7.1(c) attached hereto and/or in any Tenant Estoppel. Except to the extent set forth in any collateral assignment or similar instrument securing any indebtedness of Seller which will be paid and satisfied or released at Closing, neither Seller, nor to Seller’s knowledge, any tenant under a Lease, has collaterally pledged its interest thereunder, nor are there any pending audits by tenants under any Leases.

(d)             Intentionally Omitted.

(e)             Compliance with Law and Matters of Record. Except as set forth in Schedule 7.1(e) and/or disclosed to Buyer in any of the Property Information, CC&R Estoppel, Seller Estoppel and/or Tenant Estoppel, Seller has not received any written notice, sent by any governmental authority or agency having jurisdiction over such Seller’s Property or from any third party, that the Property owned by such Seller or its use or operation is in material violation of: (i) any law, ordinance or regulation, including without limitation, any applicable Environmental Laws, (ii) any permits or licenses applicable to any Property, or (iii) other matters of record shown in the Title Report, and to Seller’s knowledge, no such material violation exists (which material violation, as to clause (iii), would reasonably be expected to result in a material adverse effect on the value of, access to, or use of any individual Property for industrial outdoor storage and other current uses). Seller has received no written notice that any Property is (or may be) uninsurable or is subject to special or increased/enhanced insurance premiums.

(f)            OFAC Compliance. Such Seller is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(g)            Employees; Collective Bargaining Agreements. Seller has no employees or employee benefit plans, and there are no collective bargaining or union agreements with respect to any employees at the Property.

(h)           Litigation. Other than as set forth in Schedule 7.1(h), Seller has not been served with any complaint or other legal action with respect to, and, to Seller’s actual knowledge, (i) there does not exist any pending litigation against the Real Property or against Seller with respect to the Property (or any portion thereof) as of the Effective Date, and (ii) no such complaint or proceeding has been threatened in writing, in each case which would materially and adversely affect the value or use of the Property, or Seller’s ability to perform its obligations under this Agreement.

(i)          Environmental Matters. Schedule 2.1 attached hereto contains a true, correct and complete list of all final environmental studies and reports commissioned by, or in Seller’s possession or control with respect to the presence or release of Hazardous Substances (as hereinafter defined) on, under or about the Property (collectively, the “Environmental Reports”).  Seller has delivered or made available a true, correct and complete copy of each Environmental Report to Buyer.  Except as set forth in the Environmental Reports, Seller has not received written notice from any governmental authority of any material violation at the Property of laws relating to Hazardous Substances which violation remains uncured in any material respect.  As used herein, “Hazardous Substances” means any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas), petroleum-based products and petroleum additives and derived substances, lead-based paint, toxic mold, fungi or bacterial matter, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which cause cancer or reproductive toxicity.  As used herein, “Environmental Laws” means all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, whether statutory or common law, as amended from time to time, and all federal and state court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq. (and in each case any similar State and local laws).

(j)             ROFRS. Except as set forth on Schedule 7.1(j) or in any collateral assignment or similar instrument securing any indebtedness of Seller which will be paid and satisfied or released at Closing, and other than interests granted to the Tenants, as tenants only, under the Leases identified on Schedule 7.1(j), to Seller’s knowledge, there are no agreements with any third parties granting any Purchase Right, except to Buyer pursuant to the terms of this Agreement.

(k)            No Condemnation Proceedings. Other than as set forth in Schedule 7.1(k), Seller has not been served with any complaint or other legal action with respect to, and, to Seller’s actual knowledge, (i) there does not exist any pending condemnation action against the Real Property or against Seller with respect to the Property (or any portion thereof) as of the Effective Date, and (ii) no such complaint or proceeding has been threatened in writing, in each case which would materially and adversely affect the value or use of the Property, or Seller’s ability to perform its obligations under this Agreement

(l)         Leasing Commission or Listing Agreements. There are no leasing commissions and/or leasing or listing agreements related to any of the Properties or Leases that will not be paid or terminated or paid by Seller at or prior to the Closing.

(m)         Property Management Agreements. There are no property management agreements affecting any of the Properties that will not be terminated by Seller at or prior to the Closing.

(n)           Tax Appeals. Schedule 6.1(d) sets forth a true, correct and complete list of all pending appeals as of the Effective Date of any real property taxes, bonds and assessments related to the Properties.

(o)            Leasing Obligations. Schedule 6.2(a) sets forth a true, correct and complete list of all Existing TI Obligations, and Schedule 6.3 sets forth a true, correct and complete list of all tenant security deposits actually received by Seller and not heretofore applied to tenant obligations under the Leases.

(p)             On-Going Construction. Except as set forth on Schedule 7.1(p), there is no construction or other material work being performed by Seller at any Property, and there are no construction-related contracts, warranties or lien waivers related to the on-going construction of Seller described on Schedule 7.1(p) other than those that have been provided to Buyer in the Property Information prior to the Effective Date, if any.

(q)            Rule 3-14 Materials. Exhibit 7.1(q) attached hereto contains audited financial statements of revenues and certain expenses with respect to the Properties for the year ended December 31, 2023, and unaudited statements of revenues and certain expenses  with respect to the Properties for the nine months ended September 30, 2024 (the “3-14 Statements”). The 3-14 Statements have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and the requirements of 17 CFR 210.3-14. Each of the 3-14 Statements (A) have been prepared from the books and records of the Seller in all material respects and (B)  fairly represents, in all material respects, the revenues and certain expenses related to the operations of the Properties for the periods specified, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(r)          No Contracts. Other than those that are to be expressly assumed by Buyer at the Closing pursuant to this Agreement, and matters of record, no Seller has executed or otherwise entered into any agreements that will be binding on Buyer or any Property following the Closing.  Seller has not received written notice of, and to Seller’s knowledge, neither Seller, nor the counterparty to any such agreement, is in material default thereunder.

(s)           Everett Leases. Seller did not consent to any sublease or any other occupancy arrangement at the Property located at 3812 28th Place NE, Everett Washington, except as set forth on Schedule 1.2(c) attached hereto.

“Seller’s knowledge” as used in this Agreement means the current actual knowledge of Leo Addimando, Matt Pfeiffer and Mark Gannon (collectively, “Seller’s Knowledge Representatives”), without any duty of inquiry or investigation and without personal liability whatsoever. Seller hereby represents that Seller’s Knowledge Representatives are the representatives of Seller primarily responsible for Seller’s ownership and management of the Property and, as such, are the persons most likely to know whether and to what extent the representations set forth hereinabove are true, complete and correct.

Except as otherwise set forth herein, Seller’s representations and warranties in Sections 7.1(b)-(e) and 7.1(g)-(s) (collectively, the “Property Representations”) are qualified by the actual knowledge obtained by any officer of Buyer (including in any tenant estoppel certificates received by Buyer) prior to Closing, and in the event Buyer elects to proceed with the purchase of the Property pursuant to the terms hereof notwithstanding such knowledge, then Seller’s applicable representation or warranty shall be deemed to be modified to reflect such qualification and Buyer will be deemed to have accepted the same, and the Property Representations will automatically be made subject thereto without any adjustment to the Purchase Price. Prior to Closing, Seller may further qualify the Property Representations by written notice delivered to Buyer (a “Changed Representation Notice”) before the Closing Date, specifying with reasonable particularity the facts and circumstances known to Seller that make the applicable Property Representation false, misleading or inaccurate. If Seller delivers a Changed Representation Notice to Buyer, or if Buyer obtains actual knowledge of any facts or circumstances that makes any Property Representation false, misleading or inaccurate in any material respect (herein collectively referred to as “Exception Matters”), then Buyer, as its sole remedy, may terminate this Agreement in its entirety within three (3) business days after receipt of the Changed Representation Notice or after obtaining actual knowledge of such Exception Matters, receive a refund of the Earnest Money, and thereafter neither party shall have any further rights and obligations under this Agreement except as provided in Sections 2.2 and 10.2 of this Agreement. Notwithstanding the foregoing, if Buyer so elects to terminate this Agreement, Seller shall have the right, but not the obligation, to cure such Exception Matters within thirty (30) days after notice of Buyer’s election to terminate this Agreement (and the Closing shall be delayed to the extent necessary to allow Seller the entire 30-day period within which to effect such cure) and if Seller cures such Exception Matters to Buyer’s satisfaction, in Buyer’s sole and absolute discretion, then Buyer’s election to terminate this Agreement as a result of such Exception Matters shall be null and void and this Agreement shall continue to Closing without termination (and, if the Closing Date is extended, Closing shall occur on the date that is five (5) business days after Seller so cures such Exception Matters).

Notwithstanding anything contained in this Agreement to the contrary, if, prior to the Closing, Buyer has actual knowledge of any breach of any Property Representations contained in this Agreement or any other representations and warranties contained in any document or instrument delivered in connection herewith (a “Buyer-Waived Breach”) and Buyer nonetheless proceeds with and consummates the Closing, then Buyer shall be deemed to have waived such Buyer-Waived Breach, Seller shall have no liability or obligation respecting such Buyer-Waived Breach, Buyer shall have no cause of action following the Closing with respect thereto, and Buyer shall be estopped and forever barred from asserting any claim or bringing any action or proceeding with respect to such Buyer-Waived Breach. The provisions of this paragraph shall survive the Closing.

7.2        Buyer’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Buyer represents and warrants to Seller (which representations and warranties are severally made by each Buyer on an individual basis as to itself and/or the portion of the Property that it intends to acquire pursuant to the terms hereof, as applicable) that:

(a)            Organization and Authority. Buyer has been duly organized and is validly existing and in good standing in the state of its formation, and is qualified to do business in the state in which the Property is located. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

(b)           Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement.  There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

(c)          OFAC Compliance. Buyer is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(d)            ERISA. Buyer is not, and is not funding its purchase of the Property under this Agreement with the assets of, any (a) “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (b) “plan” (within the meaning of Section 4975 of the Code), (c) entity whose underlying assets include “plan assets” (within the meaning of 29 C.F.R. Section 2510-101, as modified by Section 3(42) of ERISA) by reason of a plan’s investment in such entity or (d) entity subject to any law regulating investments by or fiduciary obligations with respect to “governmental plans” (within the meaning of Section 3(32) of ERISA.

ARTICLE 8:    [INTENTIONALLY OMITTED]

ARTICLE 9:  JOINT ESCROW INSTRUCTIONS

9.1        Joint Instructions to Escrow Agent. Buyer and Seller hereby instruct the Escrow Agent to comply with the joint instructions set forth on Schedule 9.1 concerning the handling of Earnest Money.

ARTICLE 10:  GENERAL PROVISIONS

10.1       Parties Bound. Except for an assignment expressly permitted under this Section or pursuant to Section 10.16, Buyer shall not assign this Agreement without the prior written consent of Seller, in its sole discretion.  Buyer may assign this Agreement to an affiliate or subsidiary of Buyer, over which Buyer or its parent company owns a majority interest (directly or indirectly) and has management control.  In no event shall Buyer be released from any of its obligations or liabilities hereunder if Seller approves of any assignment of this Agreement.  Any prohibited assignment shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

10.2       Confidentiality; Reporting Matters. Except as expressly provided in this Section, this Section 10.2 shall survive indefinitely the Closing, close of escrow and recordation of the Deeds, and shall not be deemed merged into any of the Closing documents, or any termination of this Agreement.

(a)            The terms and conditions of that certain Confidentiality Agreement by and between Buyer and Seller, of even date herewith (the “Confidentiality Agreement”), are incorporated herein by this reference and made a part hereof and deemed made to apply with equal force and effect to the Parties’ entry into this Agreement and the obligations and undertakings contemplated herein (notwithstanding that the parties thereto may be different than the parties hereto).

(b)             The parties intend to issue press releases with respect to the Closing of the transaction on or about the Effective Date, the terms of which have been approved by the Parties.

10.3       Headings. The article, section and other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

10.4        Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.5        Governing Law; Venue.  For any claim or dispute that pertains to: (a) real property issues, this Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state (or states) in which such Property is located, or (b) other than real property issues, this this Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Delaware. The proper place of venue to enforce this Agreement under all circumstances will be in the Federal Court in Delaware.

10.6        Survival; Limitation of Liability; Post-Closing Escrow.

(a)         Unless otherwise expressly stated in this Agreement, (a) each of the representations and warranties of Seller contained in this Agreement and/or any Seller Estoppel shall survive the Closing and the execution and delivery of the Closing documents required hereunder and expire on August 4, 2025, (b) the indemnification, reimbursement and other obligations and provisions of Article 6 shall survive the Closing and expire on December 31, 2025, except for: (i) the indemnity obligation of Seller with respect to Tenant Audits under Section 6.1(b), (ii) the obligations of the Parties with respect to the extended proration period contemplated by Section 6.1(f) (extensions for pending tax appeals and unknown taxes), (iii) the Seller’s liability under Section 6.2(a) as to Current Term Leasing Commissions,  (iv) the obligations of the Parties under Section 6.3 (Tenant Security Deposits), and (v) the obligations of the Parties under Section 6.5 (Sales Commissions) (collectively, the “Exclusions”), (c) the obligations with respect to (i) the Exclusions, (ii) the obligations of Buyer under Section 2.2, (iii) the obligations of the Parties under Section 5.7(a), and (iv) the obligations of the Parties under Section 10.10 (attorney fees) shall survive the Closing and such obligations shall not be merged, until the applicable statute of limitations with respect to any claim, cause of action, suit or other action relating thereto shall have fully and finally expired, (d) the obligations and agreements of the Parties under Sections 6.2(b) and (c) and 10.6(b) and (c), and  Section 11 (and Schedule 11 as referenced therein) shall survive the Closing in accordance with the express terms therein, and (e) the obligations of the Parties under Section 10.2 of this Agreement shall survive the Closing until the termination thereof in accordance therewith (each of the survival periods stated above and elsewhere herein is deemed the “Survival Period”). Any claim made prior to the end of the relevant Survival Period, and the rights of recovery of the Parties under Section 10.10 (attorney fees) with respect to any such claim, shall survive until such time as the subject claim is fully and finally adjudicated in a court of competent jurisdiction or otherwise settled in a definitive written agreement between the Parties.  Any claim after the Closing based upon a misrepresentation or a breach of a covenant or warranty under this Agreement shall be actionable or enforceable if and only if: (i) the amount of damages or losses as a result of such claims suffered or sustained by the part(ies) making such claims, in the aggregate, exceeds $100,000.00 (the “Liability Floor”), and (iii) the aggregate liability of Seller for any and all such breaches or misrepresentations shall be limited to an amount equal to $7,000,000.00 (the “Liability Ceiling”); provided that if the party’s liability shall exceed the Liability Floor, such party shall be liable for the entire amount thereof up to the Liability Ceiling. Notwithstanding anything to the contrary in this Agreement, the Liability Floor and Liability Ceiling shall not apply or otherwise restrict or limit Seller’s liability for: (1) any Buyer claims arising out of Seller’s fraud, (2) the indemnification and other obligations of either party to the other under Article 6 (Prorations), (3) the obligations of Seller under Section 5.7(a), (4) the obligations under Section 10.10 (Attorney Fees), (5) the obligations under Section 11 (Local Law Items), and/or (6) Seller’s confidentiality obligations under Section 10.2 of this Agreement. Buyer’s recourse to Seller under Section 6.2(b) and (c) are subject to the amounts and terms stated therein.  For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement: (i) the direct and indirect shareholders, partners, members, trustees, officers, directors, employees, agents and security holders of the Parties hereto are not assuming any, and shall have no, personal liability for any obligations of such party under this Agreement, and (ii) in no event shall either party be liable to the other for any consequential, punitive or exemplary damages.

(b)         At the Closing, Seller shall deposit a portion of the Purchase Price equal to the Liability Ceiling (the “Holdback”) into an escrow (“Post-Closing Escrow”) with Escrow Agent, which will be governed by the Post-Closing Holdback Agreement. If Buyer is entitled to recover any amounts from Seller pursuant to Section 10.6(a) above, Buyer may recover amounts owing to it therefrom subject to and in accordance with the terms and conditions of the Post-Closing Holdback Agreement. For an abundance of clarity, it is understood and agreed that, without limitation, subject to the terms and conditions herein, the Holdback serves as credit support for Buyer’s recovery of amounts owing to it with respect to all obligations of Seller that survive the Closing.

(c)        Notwithstanding anything to the contrary contained in this Section 10.6, if any Post-Closing Work is not completed by August 4, 2025, then (i) a portion of the Holdback shall remain in escrow in the amount of $200,000.00 in the aggregate as set forth in Section 6.2(c) of this Agreement, and (ii) the remaining undisbursed portion of the Holdback shall be released and disbursed to Seller in accordance with the Post-Closing Holdback Agreement (less any amounts then in dispute for claims timely made by Buyer in accordance with Section 10.6(a) and the Post-Closing Holdback Agreement, if any). In such event, if Buyer is entitled to recover any amounts from Seller pursuant to Section 6.2(c) hereof, Buyer may recover amounts owing to it therefrom subject to and in accordance with the terms and conditions of the Post-Closing Holdback Agreement. If all Post-Closing Work is completed by August 4, 2025, and Buyer has not incurred actual documented costs and expenses for such Post-Closing Work in excess of the amount shown on Schedule 6.2(b), then the entire Holdback shall be released and disbursed to Seller (less any amounts then in dispute for claims timely made by Buyer in accordance with Section 10.6(a) and the Post-Closing Holdback Agreement, if any).

(d)       Buyer’s representations and warranties herein shall survive the Closing and the execution and delivery of the Closing documents required hereunder, without Liability Ceiling.

10.7        No Third Party Beneficiary.  This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third-party beneficiary, decree or otherwise.

10.8       Entirety and Amendments.  This Agreement, together with the exhibits and schedules attached hereto, embody the entire agreement between the Parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument executed by the party against whom enforcement is sought. The recitals and all exhibits and schedules attached and referred to in this Agreement are incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement.

10.9        Time.  Time is of the essence in the performance of this Agreement.

10.10      Attorneys’ Fees.  Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party in such action or dispute, whether by final judgment or out of court settlement all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith.  The prevailing party in any such final judgment or out of court settlement shall be the party in whose favor the majority of claims were determined. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including actual attorneys’ fees (collectively “Costs”) incurred in enforcing, perfecting and executing such judgment. For the purposes of this Section, Costs shall include, without limitation, attorneys’ and experts’ fees, costs and expenses incurred in the following: (i) post judgment motions; (ii) contempt proceeding; (iii) garnishment, levy, and debtor and third-party examination; (iv) discovery; and (v) bankruptcy litigation. This Section shall survive indefinitely the Closing, close of escrow and recordation of the Deeds, and shall not be deemed merged into any of the Closing documents, or the termination of this Agreement.

10.11     Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the Parties at the addresses set forth in Section 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with such courier, (b) sent by email, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such email notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by email or personal delivery and delivered after 5:00p.m. Pacific Time shall be deemed received on the next business day. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Seller shall be deemed given by Seller.

10.12     Construction. The Parties acknowledge that this Agreement has been freely negotiated by both Parties, that the Parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

10.13      Calculation of Time Periods. All references to time are to Pacific time zone (“Pacific Time”) unless expressly stated otherwise. References to “day” shall mean calendar days and references to “business day” shall mean a day that is neither a Saturday, Sunday or legal holiday for national banks in the location where the Property is located. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a business day, in which event the period shall run until the end of the next business day. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Pacific Time.

10.14      Procedure for Indemnity. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will notify the indemnitor and the indemnitor shall have the right to participate in and, if the indemnitor accepts such tender in writing with counsel mutually satisfactory to the Parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with reasonable fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to notify the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

10.15     Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all counterparts shall constitute one Agreement.  To facilitate execution of this Agreement, the Parties may execute and exchange by email in PDF, DocuSign, facsimile or other electronic format counterparts of the signature pages, which shall be deemed an original. Signatures to this Agreement transmitted by any of the aforementioned electronic means shall be valid and effective to bind the party so signing.

10.16      Section 1031 Exchange. Each party may consummate the purchase and sale of all or a portion of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Code, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement; (b) the exchanging party shall effect the Exchange through an assignment of all or a portion of this Agreement, or its rights under this Agreement, to a qualified intermediary; (c) the non-exchanging party shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by either party had the exchanging party not consummated its purchase through the Exchange. The non-exchanging party shall not by this agreement or acquiescence to the Exchange (x) have its rights under this Agreement affected or diminished in any manner, or (y) be responsible for compliance with or be deemed to have warranted to the exchanging party that the Exchange in fact complies with Section 1031 of the Code.

10.17    JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY AGREE TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING (I) BROUGHT BY EITHER PARTY OR ANY OTHER PARTY, RELATING TO (A) THIS AGREEMENT AND/OR ANY UNDERSTANDINGS OR PRIOR DEALINGS BETWEEN THE PARTIES HERETO, OR (B) THE PROPERTY OR ANY PART THEREOF, OR (II) TO WHICH SELLER IS A PARTY. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY PURSUANT TO ANY APPLICABLE STATE STATUTES.

10.18     Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any costs or expenses or any additional liability (except as otherwise provided herein), on or after the Closing, any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer, in each case in a manner consistent with the terms of this Agreement.

10.19     Severability.  The invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement.

10.20      Exclusivity. In consideration of the time and effort that Buyer will be committing to the  transaction contemplated by this Agreement, Seller agrees that for the period following the execution of this Agreement until the Closing or earlier termination of this Agreement, Seller will not (and will not permit any agent, partner, officer, director, employee or other affiliate or any of their respective representatives or agents to) (a) offer to sell, joint venture, restructure, recapitalize or otherwise dispose of all or any part of the Properties or any interest therein, or entertain, solicit or accept any such offer involving the sale, joint venture, restructuring, recapitalization or disposition of all or any part of the Properties or any interest therein (in each case, whether directly or indirectly, debt or equity), (b) negotiate or otherwise enter into discussions for the sale,  joint venture, restructuring, recapitalization or disposition of all or any part of the Properties with any other party (in each case, whether directly or indirectly, debt or equity), or (c) provide financial or operating information concerning the Properties to any other person for the purpose of determining such person’s interest in acquiring any or all of the Properties or any interest therein, or facilitating any such transaction.

10.21     Authority.  The Parties signing below represent and warrant that they have the requisite authority to bind the entities on whose behalf they are signing.

ARTICLE 11:  SPECIAL LOCAL LAW PROVISIONS

Seller hereby makes the disclosures set forth on Schedule 11 attached hereto, and agrees to the perform the undertakings described therein, solely with respect to the Property located in the state referenced therein.

[Signature page to follow.]

SELLER:

2550 Denver Partners, LLC	1125 Camp Partners, LLC
2070 NW 40th Partners, LLC	6717 Essington Partners, LLC
517 Falkenburg Partners, LLC	6815 Essington Partners, LLC
3162 Clemson Partners, LLC	6800 Essington Partners, LLC
6000 Cinderlane Partners, LLC	7221 Cross Partners, LLC
5650 Witten Partners, LLC	3285 Benchmark Partners, LLC
1560 Veterans Partners, LLC	76 Bruce Partners, LLC
6375 Discovery Partners, LLC	3020 Brandau Partners, LLC
317 Cash Partners, LLC	131 Caden Partners, LLC
705 Lively Partners, LLC	1185 Freightliner Partners, LLC
1500 Veterans Partners, LLC	5044 Malone Partners, LLC
6555 McDonough Partners, LLC	9131 Centreville Partners, LLC
5300 Cooks Partners, LLC	806 Mead Partners, LLC
2101 Travis Partners, LLC	1190 Harmony Partners, LLC
2040 Indian Partners, LLC	3812 Everett Partners, LLC
4450 Burlington, LLC	175 Container Partners, LLC
120 Minue Partners, LLC	2687 Kennesaw Partners, LLC
85 Tyler Partners, LLC	1922 River Partners, LLC
2401 Menaul Partners, LLC	511 Neck Partners, LLC
93 Sills Partners, LLC	2750 Bethlehem Partners, LLC
4838 Spring Partners, LLC	3512 Military Partners, LLC

 each, a Delaware limited liability company

By:	IOS JV Holdings, LLC,
a Delaware limited liability company,
sole member

By:	IOS JV, LLC,
a Delaware limited liability company,
sole member

By:	/s/ Leo Addimando
Name:	Leo Addimando
Title:	Authorized Signatory

[Seller signatures continue on following page]

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3030 Hatfield Holdings, LLC				1403 Precision, LP,
a Delaware limited partnership
By:	3030 Hatfield Partners, LLC, a Delaware
	limited liability company, its Member			By:	1403 Precision Partners, LLC, a Delaware
limited liability company, its General
	By:	IOS JV Holdings, LLC, a Delaware			Partner
limited liability company, its sole Member
				By:	IOS JV Holdings, LLC, a Delaware limited
	By:	IOS JV, LLC, a Delaware limited liability			liability company, its sole Member
company, its sole Member
				By:	IOS JV, LLC, a Delaware limited liability
		By:	/s/ Leo Addimando		company, its sole Member
		Name:	Leo Addimando
		Title:	Authorized Signatory		By:	/s/ Leo Addimando
					Name:	Leo Addimando
By:	3030 Hatfield Mezz II, LLC, a Delaware				Title:	Authorized Signatory
limited liability company, its Member
7001 Enterprise Partners, LP,
	By:	IOS JV Holdings, LLC, a Delaware		a Delaware limited partnership
limited liability company, its sole Member
				By:	7001 Enterprise Partners, LLC, a Delaware
	By:	IOS JV, LLC, a Delaware limited liability			limited liability company, its General
		company, its sole Member			Partner

		By:	/s/ Leo Addimando	By:	IOS JV Holdings, LLC, a Delaware limited
		Name:	Leo Addimando		liability company, its sole Member
		Title:	Authorized Signatory
				By:	IOS JV, LLC, a Delaware limited liability
6503 Thompson, LP,					company, its sole Member
a Delaware limited partnership
					By:	/s/ Leo Addimando
By:	6503 Thompson Partners, LLC, a Delaware				Name:	Leo Addimando
	limited liability company, its General				Title:	Authorized Signatory
Partner
7645 Railhead, LP,
By:	IOS JV Holdings, LLC, a Delaware limited			a Delaware limited partnership
liability company, its sole Member
				By:	IOS BP Texas, LLC, a Delaware limited
By:	IOS JV, LLC, a Delaware limited liability				liability company, its General Partner
company, its sole Member
				By:	IOS JV Holdings, LLC, a Delaware limited
	By:	/s/ Leo Addimando			liability company, its sole Member
	Name:	Leo Addimando
	Title:	Authorized Signatory		By:	IOS JV, LLC, a Delaware limited liability
company, its sole Member

					By:	/s/ Leo Addimando
					Name:	Leo Addimando
					Title:	Authorized Signatory

[Seller signatures continue on following page]

[Seller signatures continued from previous page]

9525 Middlex, LP,			5210 Oates, LP,
a Delaware limited partnership			a Delaware limited partnership

By:	IOS BP Texas, LLC, a Delaware limited		By:	5210 Oates Partners, LLC, a Delaware
	liability company, its General Partner			limited liability company, its General Partner

By:	IOS JV Holdings, LLC, a Delaware limited		By:	IOS JV Holdings, LLC, a Delaware limited
	liability company, its sole Member			liability company, its sole Member

By:	IOS JV, LLC, a Delaware limited liability		By:	IOS JV, LLC, a Delaware limited liability
	company, its sole Member			company, its sole Member

	By:	/s/ Leo Addimando		By:	/s/ Leo Addimando
	Name:	Leo Addimando		Name:	Leo Addimando
	Title:	Authorized Signatory		Title:	Authorized Signatory

1302 Chisholm Trail, LP,			2433 Humble, LP,
a Delaware limited partnership			a Delaware limited partnership

By:	IOS BP Texas, LLC, a Delaware limited		By:	2433 Humble Partners, LLC, a Delaware
	liability company, its General Partner			limited liability company, its General Partner

By:	IOS JV, LLC, a Delaware limited liability		By:	IOS JV Holdings, LLC, a Delaware limited
	company, its sole Member			liability company, its sole Member

By:	2432 Humble Partners, LLC, a Delaware		By:	IOS JV, LLC, a Delaware limited liability
	limited liability company, its General Partner			company, its sole Member

	By:	/s/ Leo Addimando		By:	/s/ Leo Addimando
	Name:	Leo Addimando		Name:	Leo Addimando
	Title:	Authorized Signatory		Title:	Authorized Signatory

[end of Seller signatures]

BUYER:

PKST FORT LUPTON COUNTY ROAD 27 LLC	PKST PHILADELPHIA ESSINGTON 6800 LLC
PKST POMPANO BEACH NW 40TH COURT LLC	PKST NORTH CHARLESTON CROSS PARK 7221 LLC
PKST TAMPA FALKENBURG LLC	PKST NORTH CHARLESTON CROSS PARK 7227 LLC
PKST ORLANDO CLEMSON LLC	PKST LADSON BENCHMARK LLC
PKST ORLANDO CINDERLANE LLC	PKST GREENVILLE BRUCE LLC
PKST JACKSONVILLE WITTEN LLC	PKST HERMITAGE BRANDAU LLC
PKST ATLANTA VETERANS MEMORIAL LLC	PKST NASHVILLE CADEN LLC
PKST ATLANTA DISCOVERY LLC	PKST NASHVILLE FREIGHTLINER LLC
PKST ATLANTA CASH MEMORIAL LLC	PKST MEMPHIS MALONE LLC
PKST LIVELY LLC	PKST BAYTOWN THOMPSON LLC
PKST MABLETON VETERANS MEMORIAL LLC	PKST PLANO PRECISION LLC
PKST NORCROSS MCDONOUGH LLC	PKST FORT WORTH ENTERPRISE LLC
PKST ATLANTA SOUTH COOKS LLC	PKST HOUSTON RAILHEAD LLC
PKST SAVANNAH TRAVIS FIELD LLC	PKST SAN ANTONIO MIDDLEX LLC
PKST MELROSE PARK INDIAN BOUNDARY LLC	PKST ROUND ROCK CHISHOLM LLC
PKST BURLINGTON ROUTE 130 LLC	PKST HOUSTON OATES LLC
PKST CARTERET MINUE LLC	PKST HOUSTON HUMBLE WESTFIELD LLC
PKST SOUTH PLAINFIELD TYLER LLC	PKST MANASSAS CENTREVILLE LLC
PKST ALBUQUERQUE MENAUL LLC	PKST NORFOLK MEADS LLC
PKST YAPHANK SILLS LLC	PKST NORFOLK HARMONY LLC
PKST CINCINNATI SPRING GROVE LLC	PKST EVERETT 28TH PLACE LLC
PKST PITTSBURGH CAMP HOLLOW LLC	PKST SAVANNAH CONTAINER LLC
PKST HATFIELD UNIONVILLE PIKE LLC	PKST KENNESAW MCCOLLUM LLC
PKST PHILADELPHIA ESSINGTON 6729 LLC	PKST BURLINGTON NECK LLC
PKST PHILADELPHIA ESSINGTON 6815 LLC	PKST BURLINGTON RIVER LLC
PKST HATFIELD BETHLEHEM PIKE LLC

each a Delaware limited liability company

By:	PKST Sunrise HoldCo LLC,
a Delaware limited liability company,
sole member

By:	PKST OP, L.P.,
a Delaware limited partnership,
sole member

By:	Peakstone Realty Trust,
a Maryland real estate investment trust,
General Partner

By:	/s/ Javier F. Bitar
Javier F. Bitar
Chief Financial Officer

ACKNOWLEDGEMENT BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall act as escrowee with respect to and hold in escrow the Earnest Money and the interest earned thereon, and shall disburse the Earnest Money and the interest earned thereon, pursuant to the provisions of Article 9.

Land Services USA, LLC

By:	/s/ William M. Sekerka
Name:/	William M. Sekerka
Title:/	Commercial Title Officer & Counsel
Date:	November 4, 2024

Exhibit A-1 - Seller Parties

2550 Denver Partners, LLC
2070 NW 40th Partners, LLC
517 Falkenburg Partners, LLC
3162 Clemson Partners, LLC
6000 Cinderlane Partners, LLC
5650 Witten Partners, LLC
1560 Veterans Partners, LLC
6375 Discovery Partners, LLC
317 Cash Partners, LLC
705 Lively Partners, LLC
1500 Veterans Partners, LLC
6555 McDonough Partners, LLC
5300 Cooks Partners, LLC
2101 Travis Partners, LLC
2040 Indian Partners, LLC
4450 Burlington, LLC
120 Minue Partners, LLC
85 Tyler Partners, LLC
2401 Menaul Partners, LLC
93 Sills Partners, LLC
4838 Spring Partners, LLC
1125 Camp Partners, LLC
3030 Hatfield Holdings, LLC
6717 Essington Partners, LLC
6815 Essington Partners, LLC
6800 Essington Partners, LLC
7221 Cross Partners, LLC
3285 Benchmark Partners, LLC
76 Bruce Partners, LLC
3020 Brandau Partners, LLC
131 Caden Partners, LLC
1185 Freightliner Partners, LLC
5044 Malone Partners, LLC
6503 Thompson, LP
1403 Precision, LP
7001 Enterprise Partners, LP
7645 Railhead, LP
9525 Middlex, LP
1302 Chisholm Trail, LP
5210 Oates, LP
2433 Humble, LP
9131 Centreville Partners, LLC
806 Mead Partners, LLC
1190 Harmony Partners, LLC
3812 Everett Partners, LLC
175 Container Partners, LLC
2687 Kennesaw Partners, LLC
1922 River Partners, LLC
511 Neck Partners, LLC
2750 Bethlehem Partners, LLC
3512 Military Partners, LLC

Exhibit A-2 - Buyer Parties

Property #	Property Address	City	State	Zip Code	Buyer
1	2990 County Road 27 (2550 S. Denver Ave.)	Fort Lupton	CO	80621	PKST Fort Lupton County Road 27 LLC
2	2070 NW 40th Court	Pompano Beach	FL	33064	PKST Pompano Beach NW 40th Court LLC
3	517 S. Falkenburg Road	Tampa	FL	33619	PKST Tampa Falkenburg LLC
4	3162 Clemson Road	Orlando	FL	32808	PKST Orlando Clemson LLC
5	6000 Cinderlane Parkway	Orlando	FL	32810	PKST Orlando Cinderlane LLC
6	5650 Witten Road	Jacksonville	FL	32254	PKST Jacksonville Witten LLC
7	1560 Veterans Memorial	Atlanta	GA	30126	PKST Atlanta Veterans Memorial LLC
8	6375 Discovery Boulevard	Atlanta	GA	30126	PKST Atlanta Discovery LLC
9	317 Cash Memorial Blvd	Atlanta	GA	30297	PKST Atlanta Cash Memorial LLC
10	705 Lively Avenue	Lively	GA	30071	PKST Lively LLC
11	1500 Veterans Memorial Highway	Mableton	GA	30126	PKST Mableton Veterans Memorial LLC
12	6555 McDonough Drive	Norcross	GA	30093	PKST Norcross McDonough LLC
13	5300 South Cooks	Atlanta	GA	30349	PKST Atlanta South Cooks LLC
14	2101 Travis Field Road	Savannah	GA	31408	PKST Savannah Travis Field LLC
15	2040 Indian Boundary	Melrose Park	IL	60160	PKST Melrose Park Indian Boundary LLC
16	4450 Route 130	Burlington	NJ	08016	PKST Burlington Route 130 LLC
17	120 Minue Street	Carteret	NJ	07008	PKST Carteret Minue LLC
18	85 Tyler Place	South Plainfield	NJ	07080	PKST South Plainfield Tyler LLC
19	2401 Menaul NE	Albuquerque	NM	87107	PKST Albuquerque Menaul LLC
20	93 Sills Road	Yaphank	NY	11980	PKST Yaphank Sills LLC
21	4838 Spring Grove Avenue	Cincinnati	OH	45232	PKST Cincinnati Spring Grove LLC
22	1125 Camp Hollow Road	Pittsburgh	PA	15122	PKST Pittsburgh Camp Hollow LLC
23	3030 Unionville Pike	Hatfield	PA	19440	PKST Hatfield Unionville Pike LLC
24	6717-21, 6724 Norwitch Drive and 6729-33 Essington Avenue	Philadelphia	PA	19153	PKST Philadelphia Essington 6729 LLC
25	6815 Essington Avenue	Philadelphia	PA	19153	PKST Philadelphia Essington 6815 LLC
26	6800 Essington Avenue	Philadelphia	PA	19153	PKST Philadelphia Essington 6800 LLC
27	7221 Cross Park Drive	North Charleston	SC	29418	PKST North Charleston Cross Park 7221 LLC
28	7227 Cross Park Drive	North Charleston	SC	29418	PKST North Charleston Cross Park 7227 LLC
29	3285 Benchmark Drive	Ladson	SC	29456	PKST Ladson Benchmark LLC
30	76 Bruce Road	Greenville	SC	29605	PKST Greenville Bruce LLC
31	3020 Brandau Road	Hermitage	TN	37076	PKST Hermitage Brandau LLC

32	131 Caden Drive	Nashville	TN	37210	PKST Nashville Caden LLC
33	1185 Freightliner Drive	Nashville	TN	37210	PKST Nashville Freightliner LLC
34	5044 Malone Road	Memphis	TN	38118	PKST Memphis Malone LLC
35	6503 Thompson Road	Baytown	TX	77521	PKST Baytown Thompson LLC
36	1403 Precision Drive	Plano	TX	75074	PKST Plano Precision LLC
37	7001 Enterprise Avenue	Fort Worth	TX	76118	PKST Fort Worth Enterprise LLC
38	7645 Railhead Lane	Houston	TX	77086	PKST Houston Railhead LLC
39	9525 Middlex Drive	San Antonio	TX	78217	PKST San Antonio Middlex LLC
40	1302 Chisholm Trail	Round Rock	TX	78681	PKST Round Rock Chisholm LLC
41	5210 Oates Road	Houston	TX	77013	PKST Houston Oates LLC
42	2433 Humble Westfield Road	Houston	TX	77073	PKST Houston Humble Westfield LLC
43	9131 Centreville Road	Manassas	VA	20110	PKST Manassas Centreville LLC
44	806 Mead Court and 3512 S. Military	Norfolk	VA	23505	PKST Norfolk Meads LLC
45	1190 Harmony Road	Norfolk	VA	23502	PKST Norfolk Harmony LLC
46	3812 28th Place NE	Everett	WA	98201	PKST Everett 28th Place LLC
47	175 Container Road	Savannah	GA	31415	PKST Savannah Container LLC
48	2687-2691 McCollum Parkway	Kennesaw	GA	30144	PKST Kennesaw McCollum LLC
49	1922 River Road	Burlington	NJ	08016	PKST Burlington River LLC
50	511 Neck Road	Burlington	NJ	08016	PKST Burlington Neck LLC
51	2750 Bethlehem Pike	Hatfield	PA	19440	PKST Hatfield Bethlehem Pike LLC